NEWS RELEASE
CONTACT CHRIS HEADLY
(540) 349-0218 or
chris.headly@tfb.bank

Fauquier Bankshares Announces Second Quarter 2017 Results
	Asset growth of 3.51% year-to-date
	Loan growth of $4.7 million, or 1.02%, year-to-date
	Deposit growth of $25.7 million, or 4.71%, year-to-date
	Core transaction deposit growth of $10.9 million, or 3.13%, year-to-date
	Quarterly net income of $990,000, year-to-date net income of $1.76 million

WARRENTON, VA., July 28, 2017 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $990,000 for the second quarter of 2017 compared with $1.56 million for the second quarter of 2016. Basic and diluted earnings per share were $0.26 and $0.42 for the three months ended June 30, 2017 and June 30, 2016, respectively. Net income for the first six months of 2017 was $1.76 million compared with $2.17 million for the same period of 2016. For the six months ended June 30, 2017, basic and diluted earnings per share were $0.47 compared with $0.58 for the same period in 2016.
Marc Bogan, President and CEO, said, "While the year over year numbers do not reflect improvement on the surface, we are encouraged by the results achieved in the second quarter of 2017.  Earnings in the second quarter last year reflected a one-time event of a $1.13 million negative provision resulting from a recovery on loans to a single borrower charged-off in 2015.  It is important to understand the non-recurring nature of this event, and when it is removed, our second quarter 2017 profitability from reoccurring earnings exceeded the previous year by 53%. We continue to see steady improvement in assets, loan growth, low cost deposit growth, net interest income and earnings. These results validate our strategy and we will continue to pursue an approach of being a top performing community bank in our peer group. We still have a lot of work to do, but the strategy is taking hold."
Total assets were $646.3 million on June 30, 2017 compared with $624.4 million on December 31, 2016 and $619.2 million on June 30, 2016. Net loans increased $4.7 million or 1.02% to $463.3 million on June 30, 2017 from $458.6 million on December 31, 2016 and increased $12.2 million or 2.71% from $451.1 million on June 30, 2016. Total deposits were $571.9 million on June 30, 2017 compared with $546.2 million and $540.4 million on December 31, 2016 and June 30, 2016, respectively. Low cost transaction deposits (demand and interest checking accounts) grew $10.9 million and $25.6 million over the same 6 and 12 month periods, now representing 62.9% of total deposits.
Return on average assets (ROAA) was 0.63% and return on average equity (ROAE) was 7.10% for the second quarter of 2017, compared with 1.02% and 11.73%, respectively, for the second quarter of 2016. For the six month period ended June 30, 2017, Fauquier Bankshares' return on average assets was 0.57% and return on average equity was 6.40%, compared with 0.72% and 8.18%, respectively, for the six month period ended June 30, 2016.
Net interest margin was 3.60% in the second quarter of 2017 compared with 3.48% for the same period in 2016. Net interest income for the second quarter of 2017 increased $330,000 to $5.20 million when compared with $4.87 million for the same period in 2016. Net interest margin was 3.56% for the first six months of 2017 compared with 3.53% for the same period in 2016. Net interest income for the first six months of 2017 increased $460,000 to $10.15 million when compared with $9.69 million for the same period in 2016.
Nonperforming assets were $3.68 million, or 0.57% of total assets, on June 30, 2017, compared with $3.49 million, or 0.56% of total assets, on June 30, 2016. Included in nonperforming assets on June 30, 2017 were $2.32 million of nonperforming loans and $1.36 million of other real estate owned. The ratio of nonperforming loans to total loans at the period's end was 0.50% at June 30, 2017 compared with 0.44% at June 30, 2016.
Net loan charge-offs in the second quarter of 2017 were $434,000 compared with net loan recoveries of $1.36 million in the second quarter of 2016. Net loan charge-offs for the first six months of 2017 were $531,000, or 0.11% of average loans, compared with net loan recoveries of $1.34 million, or (0.30%) of average loans for the same period in 2016. Allowance for loan losses was $4.28 million or 0.92% of total loans on June 30, 2017 compared with $4.60 million or 1.01% of total loans on June 30, 2016. The allowance for loan losses coverage ratio was 1.84 times nonperforming loans on June 30, 2017 compared with 2.28 times for the same period in 2016.
Noninterest income increased $50,000 to $1.39 million in the second quarter of 2017 compared with $1.34 million in the same quarter in 2016 and increased $90,000 to $2.81 million during the first six months of 2017 compared with $2.72 million during the same period in 2016. Noninterest expense for the second quarter of 2017 decreased $60,000 to $5.15 million compared with $5.21 million for the second quarter of 2016. Noninterest expense for the first six months of 2017 was $10.57 million compared with $10.55 million for the first six months of 2016.
Shareholders' equity increased $2.4 million to $56.3 on June 30, 2017 compared with $53.9 million on June 30, 2016. The book value per common share was $14.93 as of June 30, 2017. Fauquier Bankshares' stock price closed at $19.35 per share on July 27, 2017.
At June 30, 2017, the Bank's common equity tier 1 capital ratio and tier 1 risk-based capital ratio were 12.35%. The Bank's total risk-based ratio and leverage ratio were 13.24% and 9.26%, respectively, at June 30, 2017. The Bank exceeds all fully phased-in capital requirements of Basel III, effective January 1, 2019, at June 30, 2017.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016

EARNINGS STATEMENT DATA:
Interest income	$5,713	$5,415	$5,569	$5,423	$5,325
Interest expense	509	469	489	458	456
Net interest income	5,204	4,946	5,080	4,965	4,869
Provision for (recovery of) loan losses	235	50	-	425	(1,133)
Net interest income after provision for (recovery of) loan losses	4,969	4,896	5,080	4,540	6,002
Noninterest income	1,393	1,412	1,283	1,290	1,337
Securities gains	-	-	-	1	-
Noninterest expense	5,150	5,415	5,357	5,017	5,215
Income before income taxes	1,212	893	1,006	814	2,124
Income taxes	222	125	198	116	562
Net income	$990	$768	$808	$698	$1,562

PER SHARE DATA:
Net income per share, basic	$0.26	$0.20	$0.22	$0.19	$0.42
Net income per share, diluted	$0.26	$0.20	$0.22	$0.19	$0.42
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,769,201	3,761,501	3,753,698	3,754,304	3,756,084
Average diluted shares outstanding	3,778,532	3,768,676	3,763,002	3,764,645	3,764,477
Book value at period end	$14.93	$14.66	$14.51	$14.46	$14.36
BALANCE SHEET DATA:
Total assets	$646,265	$630,032	$624,445	$623,877	$619,192
Loans, net	463,309	451,166	458,608	452,874	451,093
Investment securities	65,539	58,212	51,755	47,959	52,483
Deposits	571,902	551,103	546,157	545,402	540,391
Transaction accounts (Demand & interest checking accounts)	359,725	344,324	348,819	341,135	334,123
Shareholders' equity	56,259	55,267	54,451	54,258	53,892
PERFORMANCE RATIOS:
Net interest margin(1)	3.60%	3.52%	3.50%	3.45%	3.48%
Return on average assets	0.63%	0.50%	0.51%	0.44%	1.02%
Return on average equity	7.10%	5.68%	5.91%	5.11%	11.73%
Efficiency ratio(2)	76.81%	83.95%	83.01%	79.03%	82.75%
Yield on earning assets	3.94%	3.85%	3.86%	3.77%	3.80%
Cost of interest bearing liabilities	0.45%	0.43%	0.43%	0.40%	0.40%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)
Efficiency ratio is computed by dividing non-interest expense less gains or losses on sale of other real estate owned by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016
ASSET QUALITY RATIOS:
Nonperforming loans	$2,322	$3,207	$3,523	$3,219	$2,017
Other real estate owned	1,356	1,356	1,356	1,356	1,468
Total nonperforming assets	3,678	4,563	4,879	4,575	3,485
Restructured loans still accruing	4,506	4,541	5,305	5,349	5,419
Student loans (U. S. Government 98% guaranteed) past due 90 or more days and still accruing	2,397	2,438	2,538	1,893	1,948
Other loans past due 90 or more days and still accruing	104	1	321	-	-
Total nonperforming and other risk assets	$10,685	$11,543	$13,043	$11,817	$10,852

Nonperforming loans to total loans, period end	0.50%	0.70%	0.76%	0.70%	0.44%
Nonperforming assets to period end total assets	0.57%	0.72%	0.78%	0.73%	0.56%
Allowance for loan losses	$4,279	$4,447	$4,525	$4,417	$4,601
Allowance for loan losses to period end loans	0.92%	0.98%	0.98%	0.97%	1.01%
Allowance for loan losses as percentage of nonperforming loans, period end	184.28%	139.60%	128.44%	137.22%	228.09%
Net loan charge-offs (recoveries) for the quarter	$434	$97	$(108)	$609	$(1,358)
Net loan charge-offs (recoveries) to average loans	0.09%	0.02%	(0.02%)	0.13%	(0.30%)

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.36%*	9.44%*	9.23%*	9.16%*	9.19%*
Common equity tier 1 capital ratio (Bank only)	12.35%*	12.43%*	12.22%*	12.21%*	11.89%*
Tier 1 risk-based capital ratio (Bank only)	12.35%*	12.43%*	12.22%*	12.21%*	11.89%*
Total risk-based capital ratio (Bank only)	13.24%*	13.38%*	13.17%*	13.15%*	12.86%*
Tangible equity to total assets (Consolidated Company)	8.71%	8.77%	8.72%	8.70%	8.70%

*Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1, 2019 the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conversation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total of 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conversation buffer" of 2.5% for a total of 10.5%.

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Six Month Periods Ended,
	Jun. 30, 2017	Jun. 30, 2016
EARNINGS STATEMENT DATA:
Interest income	$11,128	$10,582
Interest expense	978	896
Net interest income	10,150	9,686
Provision for (recovery of) loan losses	285	(933)
Net interest income after
provision for (recovery of) loan losses	9,865	10,619
Noninterest income	2,805	2,723
Noninterest expense	10,565	10,551
Income before income taxes	2,105	2,791
Income taxes	347	623
Net income	$1,758	$2,168

PER SHARE DATA:
Net income per share, basic	$0.47	$0.58
Net income per share, diluted	$0.47	$0.58
Cash dividends	$0.24	$0.24
Average basic shares outstanding	3,765,372	3,753,510
Average diluted shares outstanding	3,773,625	3,764,032

PERFORMANCE RATIOS:
Net interest margin(1)	3.56%	3.53%
Return on average assets	0.57%	0.72%
Return on average equity	6.40%	8.18%
Efficiency ratio(2)	80.32%	83.71%

Net loan charge-offs (recoveries)	$531	$(1,341)
Net loan charge-offs (recoveries) to average loans	0.11%	(0.30%)

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.